APPENDIX A
to INVESTMENT ADVISORY AGREEMENT
As Amended 5/29/15

Separate Series of Hatteras Alternative Mutual Funds Trust

Fund	Annual Fee Rate
Hatteras Alpha Hedged Strategies Fund	0.25% of average daily net assets
Hatteras Long / Short Equity Fund	0.00% of average daily net assets
Hatteras Long / Short Debt Fund	0.00% of average daily net assets
Hatteras Hedged Strategies Fund	0.25% of average daily net assets
Hatteras Managed Futures Strategies Fund	0.00% of average daily net assets
Hatteras Event Driven Fund	1.75% of average daily net assets

HATTERAS ALTERNATIVE MUTUAL FUNDS TRUST

By: ______________________
Name: J. Michael Fields
Title: Secretary

HATTERAS FUNDS, LLC

By: ______________________
Name: J. Michael Fields
Title: Chief Operating Officer